May 3, 2010

Dear Dr. Thomas Spector (“Employee”):

On behalf of the Board of Directors of Adherex Technologies, Inc. (“Adherex” or the “Company”), I am pleased to make you an executable offer to join the Company as its Chief Scientific Officer. The purpose of this agreement is to clarify the terms of Employee’s employment with the Company, including Employee’s compensation level and benefit entitlements.

1.    Employment and Duties.

A. The Company hereby agrees to employ Employee as Chief Scientific Officer (“CSO”) as of May 3, 2010 (the “Effective Date”). In that position, Employee will report directly to the Chief Executive Officer (“CEO”), and Employee hereby agrees to accept such employment upon the terms and conditions hereinafter set forth.

B. Employee will perform the duties inherent in Employee’s position in good faith and in a reasonable and appropriate manner.  Employee is entitled to continue his ongoing Spector Consulting Services and his activities as a professional meditation teacher.  In return, the Employee agrees to keep these activities at a reduced level, ensure that any such activities do not interfere with or conflict with the Employee’s duties to the Company and not to accept any major new contracts.

2.    Compensation.

A. Employee’s initial base salary will be at the rate of $150,000 per year. Employee has agreed to this low salary with the good faith understanding that it will be made more equitable as the Company improves its financial condition. In addition, Employee’s base salary will be subject to adjustment by the Company's Board of Directors on an annual basis.

B. Employee shall be entitled to receive an annual bonus based upon the Company’s and Employee’s performance during the applicable year (the “Annual Bonus”).  The Annual Bonus shall be determined and paid by the Company’s Board of Directors by no later than the close of the first quarter of the calendar year.

C. Employee’s base salary will be paid at periodic intervals in accordance with the Company's payroll practices for salaried employees. The Company will deduct and withhold, from the base salary and bonuses payable to Employee hereunder, any and all applicable Federal, state and local income and employment withholding taxes and any other amounts required to be deducted or withheld by the Company under applicable statute or regulation.

3.    Employee Stock Options.

A. Upon execution of this Agreement and conditioned upon the approval of Adherex’s shareholders, as required by applicable law and regulations, and upon satisfaction of any other regulatory requirements, Adherex will grant Employee an option (the “Equity Grant”) to purchase  that number of Adherex common shares that equals 5.00% of Adherex’s common shares estimated by the Company to be outstanding (the “Company’s estimated shares outstanding”) upon completion of the proposed rights offering announced by the Company on April 20, 2010 (the “Rights Offering”). These options will be immediately vested and shall otherwise be subject to the terms and conditions of Adherex’s stock option plan, as amended.  For the avoidance of doubt, the Company’s estimated shares outstanding shall be the same amount used in to calculate the proposed option grants to directors’ Breen, Bussandri and Porter.
B.  At the discretion of the Company’s Board of Directors, Employee may be granted stock option awards in addition to the Equity Grant described in 3(A).

4.    Expense Reimbursement. Employee will be entitled to reimbursement from the Company for all customary, ordinary and necessary business expenses incurred by Employee in the performance of Employee’s duties hereunder, provided Employee furnish the Company with vouchers, receipts and other details of such expenses within ninety(90) days after they are incurred.

5.    Fringe Benefits. Employee will be eligible to participate in any group life insurance plan, group medical and/or dental insurance plan, accidental death and dismemberment plan, short-term disability program and other employee benefit plans, including the Section 401(k) plan and the Employee Stock Purchase Plan, which are made available to executive officers of the Company and for which Employee otherwise qualify.

6.    Vacation. Employee will accrue paid vacation benefits in accordance with Company policy in effect for executive officers.

7.    Proprietary Information. Prior to the commencement of Employee’s services as CSO, Employee will sign and deliver to the Company the standard-form Proprietary Information and Inventions Agreement required of all key employees of the Company.

8.    Termination of Employment.

A. Employee’s employment shall commence as of the Effective Date and shall continue for a period of one (1) year unless terminated by either party, provided, however that the term of this Agreement shall be extended automatically for additional one-year periods (the “Renewal Term”).

B. The Company may terminate Employee’s employment under this agreement at any time for any reason by providing Employee with at least thirty (30) days prior written notice.  However, such notice requirement is not required if Employee’s employment is terminated for cause as described in subparagraph 8(D) below.

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C. If Employee’s employment is terminated by the Company other than for cause pursuant to Subsection 8(B) or the Company’s breach of this employment agreement, and such termination is not for any of the reasons set out in Subsections 8(D), then, following such termination, Employee shall be entitled to continue to receive the following as severance (the “Severance Benefits”): (i) an amount equal to Employee’s Base Salary, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee, for a period of one (1) year, payable in full within five (5) days of termination; (ii) a pro rata share of any Annual Bonus earned by Employee for the year in which the termination takes place, minus any federal, state and local payroll taxes and other withholdings legally required or properly requested by Employee; and (iii) acceleration of vesting of stock options as a result of such termination; provided, however, Employee shall receive no Severance Benefits under this Paragraph 8(C) unless Employee executes and delivers to the Company, in a form acceptable to the Company and its counsel, a general release of claims against the Company (the “Release”), which Release is not revoked within any time period allowed for revocation under applicable law.

D. The Company may at any time, upon written notice, terminate Employee’s employment hereunder for cause as described in i and ii below. Such termination will be effective immediately upon such notice.

For purposes of this agreement, Employee’s employment with the Company will be deemed to have been involuntarily terminated for cause if Employee’s services are terminated by the Company for one or more of the following reasons:

i.	acts of fraud or embezzlement or other intentional misconduct which adversely affects the Company's business, or
ii.	misappropriation or unauthorized disclosure or use of the Company's proprietary information.

E. Employee’s employment shall automatically terminate in the event of Employee’s death on the date of his death.  However, all the “Severance Benefits” described in Section 8(C) shall be extended to Employee's beneficiaries for a period of 12 months.

F. Employee may terminate employment under this agreement at any time for any reason upon thirty (30) days prior written notice to the Company. ..  If the employee terminates his employment for "good reason", the employee is entitled to receive the “Severance Benefits” described in Section 8(C) and acceleration of vesting of stock options as a result of such termination.  "Good reason" means: a material decrease in the employee’s title, duties, responsibilities, and/or compensation and benefits; a requirement to relocate to a facility or office location that is not within twenty (20) miles of his residence as at the date of this Agreement; the Company’s material breach of the employment agreement; or a change in control of the development of eniluracil.

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9. Governing Law. This agreement shall be governed by and construed according to the laws of the State of North Carolina, without reference to the choice of law or conflict of law provisions of such laws.

10. Entire Agreement. This agreement (inclusive of the Confidentiality and Intellectual   Property Agreement incorporated herein) contains the entire agreement and understanding by and between the Company and Employee with respect to the terms described herein, and any representations, promises, agreements or understandings, written or oral, not herein contained shall be of no force or effect.  No change or modification hereof shall be valid or binding unless the same is in writing and signed by the parties hereto.

Please indicate your acceptance of the foregoing provisions of this employment agreement by signing the enclosed copy of this agreement and returning it to the Company.

Very truly yours,

Adherex Technologies, Inc.

By /s/ Rostislav Raykov

Title: Chief Executive Officer

ACCEPTED BY AND AGREED TO

Signature: /s/ Thomas Spector

Dated: May 3, 2010

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